Exhibit 99.1

Devin
Thank you operator. Good morning, ladies and gentlemen and welcome to the Hyde Park Acquisition Corp conference call to review the first quarter results of Essex Crane Rental Corp. On the call today from Hyde Park are Laurence Levy, Chairman and CEO and Ed Levy. We are also joined by Ron Schad, CEO of Essex Crane Rental Corp. and Marty Kroll CFO of Essex.

Before we begin, I would like to remind everyone that statements made during today’s call might contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Hyde Park and Essex and their respective management teams. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Hyde Park’s and Essex’s expectations include, without limitation, the failure of Hyde Park’s stockholders to approve the acquisition of Essex, the number and percentage of Hyde Park’s stockholders voting against the acquisition of Essex and electing to exercise their conversion rights, changing interpretations of generally accepted accounting principles, costs associated with continued compliance with government regulations, legislation and the regulatory environment, the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides, general economic conditions, geopolitical events and regulatory changes, as well has other relevant risks detailed in Hyde Park’s filings with the Securities and Exchange Commission (the “SEC”). Hyde Park and Essex undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

2008 Q1 Conference Call Script

Hyde Park, Essex, and their respective directors and officers may be deemed participants in the solicitation of proxies from Hyde Park stockholders. A list of the names of those directors and officers and descriptions of their interests in Hyde Park is contained in Hyde Park’s preliminary proxy statement, which was filed with the SEC as of May 12, 2008, and will also be contained in Hyde Park’s definitive proxy statement when it becomes available. Hyde Park’s stockholders may obtain additional information about the interests of its and Essex’s directors and officers in the proposed acquisition by reading Hyde Park’s definitive proxy statement when it becomes available.

Stockholders are advised to read Hyde Park’s preliminary proxy statement and, when available, definitive proxy statement in connection with the solicitation of proxies for the special meeting because these statements contain, or will contain once available, important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition of Essex. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Hyde Park Acquisition Corp., 461 Fifth Avenue, 25th Floor, New York, NY 10017. The preliminary proxy statement and definitive proxy statement once available can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

I’d now like to turn the call over to Laurence Levy, Chairman and Chief Executive Officer of Hyde Park Acquisition Corp.

Laurence
Thank you Devin and good morning everyone. Thank you for joining us on today’s call.

2008 Q1 Conference Call Script

After my opening remarks, Ron Schad, CEO of Essex Crane will discuss Essex’s operating results and Marty Kroll CFO of Essex will review the financial results. I will summarize the prospects for the remainder of Essex’s year and then we’ll open the call up for questions.

We are delighted with Essex’s first quarter financial results. These results exhibit Essex’s attractive growth model including:
1.	Infrastructure end markets with robust demand;
2.	a leverageable cost structure
3.	a predictable earnings stream with strong free cash flow;
4.	the payback – both immediate and, we believe, longer term -- from investments in new, heavy-lift rental equipment;
5.	the long useful life of Essex’s crane fleet; and
6.	a very strong and focused management team.

Essex’s operating results and business attributes also validate our belief that we are acquiring Essex at an attractive valuation. As previously announced, Hyde Park will acquire Essex from private equity firm Kirtland Capital Partners for total consideration of $210 million plus transaction expenses and an adjustment for crane purchases and sales prior to closing.  This total consideration is equal to about 84% of Essex’s orderly liquidation value and is less than half of the estimated cost to replicate the fleet with new equipment. Additionally, Essex has a tax loss carry-forward which originates out of accelerated tax depreciation on equipment and which will save future cash tax payments with a present value of about $10 million.

Before Ron discusses the operational highlights for the first quarter of 2008, I would like to take this opportunity to briefly describe Essex and its operations. All that I will discuss today has been previously disclosed in our public filings.

Chicago-based Essex, founded nearly 50 years ago, is the number one North American “bare” crawler crane rental company, owning one of the largest fleets of lattice-boom crawler cranes and attachments. Essex’s approximately 350 crawler cranes and attachments primarily serve infrastructure-related end markets including bridge and road construction, power, water treatment, refineries, alternative energy and other infrastructure related projects. These end markets, which generate more than 90% of the Company’s revenues, have strong, long-term secular growth trends. The strength of Essex’s end markets and its leading position within these markets is evidenced by the fact that the Company’s equipment rental revenue backlog rose by 28.7% to $43.1 million on March 31, 2008 from $33.5 million on December 31, 2007. Additionally, the March 31, 2008 equipment rental revenue backlog rose by 49% relative to the backlog at March 31, 2007.

2008 Q1 Conference Call Script

It is important to note, that Essex’s exposure to residential and light construction is typically less than 10% of equipment rental revenues. Essex has both low customer and industry concentration and has a highly predictable business with contracts generally between 6 and18 months long with an average expected duration of 9 months. Additionally, Essex’s maintenance capital expenditure is only between $2.6 and $3.0 million per year

Essex’s cranes have a useful economic life of approximately 50 years when properly maintained, with limited technological obsolescence and minimal maintenance cap-ex requirements. While sometimes shorter, the typical payback period for a new crane is approximately five years. Given the long useful life of Essex’s assets, the relatively short payback period relative to the useful life and the limited maintenance capex required, we believe that the free cash flow generated by the business is a Return on Capital. This distinguishes Essex from many other rental companies which we believe operate under a Return of Capital model. Additionally, the Company has sold over 100 cranes in the last seven years. Over 90% of cranes sold by the Company were originally manufactured 25 to 40 years ago and were sold at prices averaging approximately 99% of the ordinary liquidation value as determined by an independent third party appraiser and at a sales price in excess of their initial purchase price.

2008 Q1 Conference Call Script

I will now turn the call over to Ron Schad, CEO of Essex Crane Rental Corp., to discuss first quarter operating highlights.

RON

Thanks Laurence.

The management team of Essex was pleased with the Company’s overall performance in the first quarter of 2008. Besides the improvement in profitability which our CFO Marty Kroll will highlight for you shortly, we continue to experience strong growth in our rental equipment revenue backlog as of March 31, 2008 versus December 31, 2007, which I believe is a positive indicator of our future profitability. Management estimates that based on the Company’s actual equipment rental revenues and backlog as of March 31, 2008, approximately 90% of the projected 2008 equipment rental revenue is already committed by customers.

As Laurence mentioned, the growth in our backlog highlights the fact that we are experiencing strong demand across all of our end markets and in all of our geographic locations. In particular quoting activity and bookings for projects relating to wind farms, the oil service sector, large industrial and petrochemical plants, bridge and airport projects and levee construction work associated with post Katrina rebuilding have all been very strong. These projects are requiring a wide array of equipment and attachment utilization. In April and May of this year we have continued to experience strong quote activity and are pleased with our level of actual equipment rental orders booked.

Our rental EBITDA margin for the three months ended March 31, 2008 equaled 53.7% versus 44.4% for the same period in 2007. The improvement in margin reflects the inherent operating leverage that exists in our business and the margin benefits that we are realizing as a result of our strategy to rebalance our fleet mix and reposition it towards higher lifting capacity cranes.

2008 Q1 Conference Call Script

Our financial results highlight the benefits of the strategic decision that we made to selectively reduce the absolute number of cranes with lighter lifting capacity and redeploy our capital into more profitable heavier lifting cranes. During the three months ended March 31, 2008 we continued to reposition the fleet mix through this strategy. For the quarter ended March 31, 2008, we sold seven cranes all of which were manufactured between 1968 and 1975. Net proceeds from crane sales equaled $2.9 million. The average lifting capacity of the cranes that we sold was 171 tons. During 2007, the average rental rate and utilization of the cranes that we sold equaled approximately $9,917 and 65%. The average price realized from the sale of the seven cranes relative to their ordinary liquidation value was consistent with past experience. All but two of the cranes were sold to overseas buyers and therefore management believes that these cranes have been permanently taken out of Essex’s market.

During the quarter, we invested $8.9 million in new cranes, bringing the total spent on new cranes since January 2007 to $25.4 million. The average lifting capacity of the five new cranes purchased during the quarter was 289 tons. Each of the new cranes that we purchased went directly to a job site and the average monthly rental rate from the five new cranes purchased in the quarter equaled $48,195. We estimate that the average payback on these new cranes purchased will equal less than four and a half years and that the economic life of this new equipment is 50 years when properly maintained. As a result of these sales and purchases, the average age of the fleet will continue to decline.

Management believes that the Company has between $25 and $35 million of lighter lifting capacity underutilized used rental equipment to sell, which equals between 10 and 15% of the total ordinary liquidation value of our fleet. We plan to continue redeploying the proceeds from these asset sales into heavier lifting capacity cranes which we believe will continue to drive our earnings growth.

2008 Q1 Conference Call Script

I will now turn the call over to Marty Kroll, CFO of Essex Crane Rental Corp., to discuss first quarter financial highlights.

Marty
Thanks Ron,

Essex’s total revenue, which includes equipment rentals, equipment repair and maintenance and transportation revenue (but excludes used rental equipment rental sales), for the first quarter of 2008 rose 18.5% to $17.2 million from $14.5 million in the first quarter of 2007. The increase in revenues was driven primarily by a 29.3% increase in equipment rental revenue to $13.9 million for the quarter ended March 31, 2008 from $10.8 million for the quarter ended March 31, 2007. The increase in equipment rental revenue was generated by increases in the utilization rate for Essex’s fleet as well as increases in rental rates charged for Essex’s equipment.

Rental utilization ratios (using the more conservative “days” method of calculation) also increased for the quarter ended March 31, 2008 from the same period last year. For the quarter ended March 31, 2008, the total number of actual crane rental days equaled 71.8% of the total available days versus 68.1% for the comparable quarter in 2007. On a “hits” method basis, which is consistent with our marketing material, our utilization rate equaled 76.7% for the quarter ended March 31, 2008 versus 72.6% for the comparable period last year. The description of the two rental utilization ratio methods is fully described on page 86 and 87 of the preliminary proxy filed with the SEC.

The average monthly rental revenue rate increased 27.2% to $19,163 for the three months ended March 2008 versus $15,068 for the three months ended March 2007. I would also add that our actual average monthly rental revenue rate of $19,163 in the first quarter of 2008 was approximately 3% higher than our average full year projected rental revenue rate of $18, 600 as disclosed in our marketing material.

2008 Q1 Conference Call Script

Rental EBITDA for the first quarter of 2008 increased 43.4% to $9.2 million from $6.4 million in the comparable period last year. On a trailing twelve month basis, our actual rental EBITDA increased to $34.9 million. Our first quarter historically tends to be a seasonally slow quarter. In 2007, the first quarter’s rental EBITDA represented approximately 20% of the full year 2007 actual rental EBITDA. This compares with the first quarter of 2008, where actual rental EBITDA approached 25% of our full year projected rental EBITDA as presented in our marketing materials. In addition, I would point out that our actual rental EBITDA in the first quarter exceeded our projected EBITDA for this period.

I will now turn the conversation back to Laurence.

Laurence
Thanks Marty.

Before opening the call up to questions, I want thank all of you for your interest in and support of this transaction. Our optimism regarding the operations of Essex remains as strong as ever. Our confidence is such that, as stated in our press release, we believe that Essex is on track to achieve or potentially exceed the previously disclosed 2008 rental EBITDA and total EBITDA of $36.5 million and $40.2 million, respectively.

I will now ask the Operator to open the call for any questions. Operator, please go ahead.

2008 Q1 Conference Call Script

AFTER THE Q&A

Thank you all for your participation and for your continued interest and investment in Hyde Park. If you have any additional questions, please feel free to contact myself, or Ed Levy. Have a good day.

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